Exhibit 99.9
Section 2 from « 2006-2007 Budget – Budget Plan », March 23, 2006

Section 2

THE GOVERNMENT’S BUDGETARY AND
FINANCIAL POSITION IN 2005-2006
AND PUBLIC SECTOR DEBT

The government’s budgetary and financial transactions	3
Revenue of the Consolidated Revenue Fund	5
Expenditure of the Consolidated Revenue Fund	8
Budgetary transactions of consolidated organizations	9
Consolidated non-budgetary transactions	10
Financing	12
Total government debt	18
Long-term public sector debt	23
Historical data and preliminary results	25
Summary of consolidated budgetary and financial transactions	25
Revenue by source before the exceptional losses of the SGF	26
Expenditure by department	27
Consolidated non-budgetary transactions	28
Consolidated financing transactions	30
Borrowings for the Consolidated Revenue Fund in 2005-2006	31
Borrowings for the Financing Fund in 2005-2006	32
Borrowings by Financement-Québec in 2005-2006	33
Borrowings by Hydro-Québec in 2005	34
Appendix
Additional data on the results for fiscal 2005-2006	37

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The government’s budgetary and financial transactions

The preliminary results for the government’s budgetary transactions for the 2005-2006 fiscal year show that a balanced budget will be achieved.

The revenue of the Consolidated Revenue Fund for fiscal 2005-2006 is revised to $55 448 million, $313 million more than anticipated in the April 21, 2005 Budget. Own-source revenue is adjusted downward by $52 million, while federal transfers are adjusted upward by $365 million.

Program spending is revised upward to take into account adjustments that should have been made to various financial items. Essentially, these adjustments increased program spending by $533 million. In addition, debt service was $146 million less than originally forecast.

Consolidated net financial requirements are revised to $636 million, an increase of $202 million. The net financial requirements of consolidated organizations amount to $736 million and the net financial surpluses of the Consolidated Revenue Fund to $100 million.

As for consolidated financing transactions, the consolidated direct debt rose by $4 652 million in 2005-2006. This increase stems essentially from deposits in the retirement plans sinking fund and pre-financing obtained at the end of the fiscal year.

TABLE 2.1

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)

	2004-2005	2005-2006

	Actual results	Budget Speech of April 21, 2005	Preliminary results	Change compared with Budget

Budgetary transactions of Consolidated
Revenue Fund
Own-source revenue	44 381	45 528	45 476	- 52
Federal transfers	9 229	9 607	9 972	365

Total revenue	53 610	55 135	55 448	313

Program spending	- 47 656	- 48 407	- 48 940	- 533
Debt service	- 6 853	- 6 995	- 6 849	146

Total expenditure	- 54 509	- 55 402	- 55 789	- 387

Net results of consolidated organizations	235	267	341	74

Consolidated budget balance	- 664	0	0	0

Consolidated non-budgetary transactions
Investments, loans and advances	- 979	- 1 517	- 1 345	172
Capital expenditures	- 1 083	- 1 242	- 1 247	- 5
Retirement plans	2 134	2 016	2 174	158
Other accounts	174	309	- 218	- 527

Consolidated non-budgetary requirements	246	- 434	- 636	- 202

Consolidated net financial requirements	- 418	- 434	- 636	- 202

Consolidated financing transactions
Change in cash position	- 831	2 661	197	- 2 464
Change in direct debt	5 378	- 1 072	4 652	5 724
Retirement plans sinking fund	- 4 129	- 1 155	- 4 213	- 3 058

Total financing of consolidated transactions	418	434	636	202

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

Revenue of the Consolidated Revenue Fund

The 2005-2006 Budget anticipated own-source revenue of $45 528 million and federal transfers of $9 607 million. The forecast for own-source revenue is decreased by $52 million compared with the figure announced in the last Budget, while the forecast for federal transfers is raised by $365 million.

Own-source revenue

Own-source revenue is revised downward by $52 million. This decrease stems from the combined impact of a $5-million increase in revenue from government enterprises and a $57-million decline in other own-source revenue.

TABLE 2.2

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED REVENUE FUND
SUMMARY OF THE CHANGE IN OWN-SOURCE REVENUE
(millions of dollars)

	2004-2005	2005-2006

	Actual results	Budget Speech of April 21, 2005	Preliminary results	Change compared with Budget	Change compared with 2004-2005

	%

Personal income tax	16 324	16 691	16 605	- 86	1.7
Health Services Fund	4 874	5 031	5 127	96	5.2
Corporate taxes	4 253	4 302	4 385	83	3.1
Consumption taxes	12 256	12 761	12 648	- 113	3.2
Other sources	2 328	2 290	2 253	- 37	- 3.2

Sub-total, excluding government enterprises	40 035	41 075	41 018	- 57	2.5
Government enterprises	4 346	4 453	4 458	5	2.6

Total own-source revenue	44 381	45 528	45 476	- 52	2.5

Revenue from personal income tax shows a decline of $86 million compared with the 2005-2006 Budget. Processing of income tax returns for 2004 resulted in a lower-than-anticipated level of tax payable, particularly for self-employed workers. This result was partly offset by stronger-than-expected growth in wages and salaries. Such growth also explains the $96-million increase in contributions to the Health Services Fund.

Revenue from corporate taxes is revised upward by $83 million. Even though growth in corporate profits was not as strong as expected, monitoring of tax revenue indicates that the taxable income of corporations is higher than initially forecast.

Consumption tax revenue is adjusted downward by $113 million, mainly because of lower-than-anticipated revenue from the tax on tobacco products, stemming in part from the rise in smuggling. In addition, as a result of higher-than-anticipated prices, the volumes of fuel sold were lower than expected, reducing revenue from the tax on these products. Additional revenue from the sales tax partly offset these losses, reflecting the vitality of consumer spending.

In regard to revenue from other sources, the downward revision of $37 million can be attributed particularly to the fact that revenue from sales of goods and services was lower than anticipated.

The profits of government enterprises are adjusted upward by $5 million. Accordingly, the net results of Hydro-Québec are $125 million higher than expected, particularly because of a reduction in the cost of financing its debt due to favourable market conditions. However, this increase is offset by the fact that the anticipated gain of $133 million realized by Investissement Québec on the sale of the shares it has held since December 2003 in Québec Cartier Mining Company was recorded in the net results of consolidated organizations.

Federal transfers

Federal transfers should reach $9 972 million in 2005-2006. The $365-million increase compared with the forecast in the 2005-2006 Budget is explained by two main factors.

First, the government decided to adopt the accrual method of accounting for presenting federal transfer revenues as of 2005-2006. This decision, which has a positive impact of $219 million in 2005-2006, was announced and explained in detail in the Quarterly Presentation of Financial Transactions as at September 30, 2005.*

Second, the reduction in federal personal income tax retroactive to January 1, 2005, announced last November 14, has a positive impact of $181 million on Québec’s revenue from federal transfers. Indeed, this tax reduction decreases the value of the special Québec abatement (16.5%), part of which is subtracted from cash transfers for health, post-secondary education and other social programs, while the other part is reimbursed to the federal government under the discontinued Youth Allowance Program.

TABLE 2.3

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED REVENUE FUND
SUMMARY OF THE CHANGE IN FEDERAL TRANSFERS
(millions of dollars)

	2004-2005	2005-2006

	Actual results	Budget Speech of April 21, 2005	Preliminary results	Change compared with Budget	Change compared with 2004-2005[1]

	%

Equalization	5 221	4 667	4 798	131	n/a
Health transfers	2 422	3 060	3 185	125	n/a
Transfers for post-secondary
education and other social programs	926	962	1 034	72	n/a
Other programs	660	918	955	37	n/a

Total federal transfers	9 229	9 607	9 972	365	n/a

[1]	Accrual accounting was implemented as of 2005-2006. Therefore, it is not appropriate to compare the level of revenue in 2005-2006, which is on an accrual basis, with that in 2004-2005, which is on a cash basis.

_________________
*The Quarterly Presentation of Financial Transactions as at September 30, 2005 is available on the Internet at: http://www.finances.gouv.qc.ca/en/documents/publications/pdf/synthese200512a.pdf.

Expenditure of the Consolidated Revenue Fund

Total expenditure for fiscal 2005-2006 increased by $387 million, to $55 789 million. The level of program spending was revised upward by $533 million, while debt service was adjusted downward by $146 million.

TABLE 2.4

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED REVENUE FUND
SUMMARY OF THE CHANGE IN EXPENDITURE
(millions of dollars)

	2004-2005	2005-2006

	Actual results	Budget Speech of April 21, 2005	Preliminary results	Change compared with Budget	Change compared with 2004-2005

	%

Program spending	47 656	48 407	48 940	533	2.7

Debt service
Direct debt service	4 067	4 319	4 108	- 211	1.0
Interest ascribed to retirement plans[1]	2 786	2 676	2 741	65	- 1.6

Total debt service	6 853	6 995	6 849	- 146	- 0.1

Total expenditure	54 509	55 402	55 789	387	2.3

[1]	Interest ascribed to the retirement plans corresponds to interest on the actuarial obligation less the investment income of the retirement plans sinking fund.

The $533-million upward revision in program spending is due essentially to the adjustments made to various financial items. Accordingly, the expenditure relating to the allowance for doubtful accounts of the ministère du Revenu was raised by $258 million to reflect the recurrence of the adjustment made to this allowance at the close of the 2004-2005 fiscal year. It also includes an additional expenditure of $100 million in respect of the retirement plans that was recorded to take into account the anticipated impact of the new estimate currently being made of the value of the government’s actuarial obligations.

In addition, the expenditure relating to the allowance for losses on guaranteed financial initiatives determined in regard to Investissement Québec was raised to $124 million, an increase of $82 million compared with the forecast. As well, net debt as at April 1, 2005 was raised by $270 million to reflect the adjustments relating to previous years. These impacts stem from the changes that will be made to the method used to determine this allowance.

Indeed, adjustments will be made to ensure that the allowance better reflects the risk of probable losses on guaranteed financial initiatives. Henceforth, the rates used to calculate the allowance will take into account the data used by Investissement Québec to determine its own allowance.

Debt service currently amounts to $6 849 million, of which $4 108 million is for direct debt service and $2 741 million for interest ascribed to the retirement plans. Direct debt service is $211 million less than forecast, owing essentially to the strength of the Canadian dollar compared with the various currencies that make up the debt and to lower-than-expected interest rates. As for interest ascribed to the retirement plans, it is revised upward by $65 million mainly because of the increase in the government’s actuarial obligation in respect of these plans.

Budgetary transactions of consolidated organizations

The net results of consolidated organizations amount to $341 million, or $74 million more than forecast in the April 21, 2005 Budget. This increase stems from the gain of $133 million realized by Investissement Québec on the sale of its investment in Québec Cartier Mining Company.

TABLE 2.5

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED ORGANIZATIONS
SUMMARY OF BUDGETARY TRANSACTIONS
(millions of dollars)

	2004-2005	2005-2006

	Actual results	Budget Speech of April 21, 2005	Preliminary results	Change compared with Budget	Change compared with 2004-2005

	%

Own-source revenue	2 395	2 445	2 527	82	5.5
Federal transfers	578	619	601	-18	4.0

Total revenue	2 973	3 064	3 128	64	5.2

Expenditure excluding debt service	- 2 142	- 2 119	- 2 112	7	- 1.4
Debt service	- 596	- 678	- 675	3	13.3

Total expenditure	- 2 738	- 2 797	- 2 787	10	1.8

Net results	235	267	341	74	45.1

Consolidated non-budgetary transactions

Consolidated non-budgetary requirements amount to $636 million, an increase of $202 million since the April 21, 2005 Budget.

TABLE 2.6

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED NON-BUDGETARY TRANSACTIONS
(millions of dollars)

2005-2006

	Budget Speech of April 21, 2005	Preliminary results	Change

Consolidated Revenue Fund
Investments, loans and advances	- 1 355	- 1 312	43
Capital expenditures	- 98	- 106	- 8
Retirement plans	2 016	2 174	158
Other accounts	204	- 315	- 519

Total Consolidated Revenue Fund	767	441	- 326

Consolidated organizations
Investments, loans and advances	- 162	- 33	129
Capital expenditures	- 1 144	- 1 141	3
Other accounts	105	97	- 8

Total consolidated organizations	- 1 201	- 1 077	124

Consolidated non-budgetary requirements	- 434	- 636	- 202

The preliminary results of the Consolidated Revenue Fund for investments, loans and advances show a $43-million decline in funding requirements compared with the April 2005 forecast. This decrease is due mainly to a $64-million increase in dividends paid by government enterprises.

Non-budgetary requirements regarding the retirement plans are revised downward by $158 million compared with the 2005-2006 Budget. This decline can be attributed primarily to the recording of the government’s expenditures that are not disbursed during the fiscal year.

Funding requirements for other non-budgetary accounts are adjusted upward by $519 million. This change is explained in particular by the adoption of accrual accounting, which increases federal transfer revenues by $219 million, without affecting liquid assets in 2005-2006. The other accounts include cash and bills on hand, outstanding cheques, accounts receivable and accounts payable.

The reduction in the financial requirements of consolidated organizations amounts to $124 million. This result is due essentially to a decrease in investments, loans and advances following a decline in financial initiatives carried out by Investissement Québec compared with the level anticipated.

Financing

The preliminary results for 2005-2006 show that the change in direct debt amounts to $4 652 million, i.e. $4 041 million for the Consolidated Revenue Fund and $611 million for consolidated organizations. Borrowings in fiscal 2005-2006 amount to $11 510 million, or $10 215 million for the Consolidated Revenue Fund and $1 295 million for consolidated organizations. It should be noted that pre-financing of $2 590 million was obtained in the last few months of the fiscal year to take advantage of historically low interest rates. It will be used to cover part of the 2006-2007 borrowing program of the Consolidated Revenue Fund.

TABLE 2.7

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED FINANCING TRANSACTIONS
(millions of dollars)

2005-2006

	Budget Speech of April 21, 2005	Preliminary results	Change

Change in cash position
Consolidated Revenue Fund	2 661	72	- 2 589
Consolidated organizations	--	125	125

Total change in cash position	2 661	197	- 2 464

Change in direct debt
Consolidated Revenue Fund
New borrowings	3 930	10 215	6 285
Repayment of borrowings	- 5 936	- 6 174	- 238

	- 2 006	4 041	6 047

Consolidated organizations
New borrowings	1 565	1 295	- 270
Repayment of borrowings	- 631	- 684	- 53

	934	611	- 323

Total change in direct debt	- 1 072	4 652	5 724

Retirement plans sinking fund	- 1 155	- 4 213	- 3 058

Total financing of consolidated transactions	434	636	202

Financing of the Consolidated Revenue Fund

The preliminary results show that the change in the direct debt of the Consolidated Revenue Fund is $4 041 million, an increase of $6 047 million compared with the figure announced in the 2005-2006 Budget Speech.

Historically low interest rates and highly receptive financial markets to Québec securities encouraged the ministère des Finances to contract more borrowings than forecast. In all, an additional $6 285 million in borrowings was contracted compared with the level anticipated. As a result of these borrowings, it was possible to make deposits in the retirement plans sinking fund (RPSF) and cover part of the 2006-2007 borrowing program.

In addition, owing to pre-financing of $2 590 million, the cash level will decrease by only $72 million, even though a reduction of $2 661 million was forecast in the last Budget.

Financing of consolidated organizations

The preliminary results show that the change in the direct debt of consolidated organizations amounts to $611 million, or $323 million less than anticipated in the last Budget.

Borrowings

In all, the government contracted long-term borrowings of $11 858 million in 2005-2006, of which $10 215 million was for Consolidated Revenue Fund needs and $1 643 million for the Financing Fund. The borrowings of the Financing Fund are used to meet the financing needs of consolidated organizations ($1 295 million) and certain government enterprises ($348 million).

In all, 48% of the financing program, or $5 724 million, was conducted in Canadian dollars. Ten public bond issues for a total of $5 497 million were carried out. Real return bond issues for a total of $505 million were also carried out. In addition, savings products sold by Épargne Placements Québec should provide the government with $667 million in financing.

As part of its strategy to diversify sources of funding, the government contracted, in 2005-2006, 52% of its borrowings on foreign markets in six different currencies. Nine public bond issues were carried out:

—	two public issues in US dollars, one for US$1 000 million in May 2005 (CAN$1 267 million) and the other for US$1 250 million in March 2006 (CAN$1 411 million);

—	one issue for 1 500 million euros in October 2005 (CAN$2 091 million);

—	two issues for a total of AUS$450 million (CAN$406 million);

—	two issues for a total of 500 million Swiss francs (CAN$452 million);

—	one issue for NZ$300 million (CAN$242 million);

—	one issue for 1 500 million Mexican pesos (CAN$164 million); in this regard, Québec was the first government borrower to make a long-term bond issue on the Mexican market.

In addition, as part of its credit policy regarding counterparties, the government made disbursements totalling CAN$1 481 million in the wake of currency movements. These disbursements, which are financed by new borrowings, are similar to repayments of debt. They thus have no impact on the level of the government’s debt.

TABLE 2.8

GOUVERNEMENT DU QUÉBEC
SUMMARY OF LONG-TERM BORROWINGS IN 2005-2006
(millions of dollars)

	Consolidated Revenue Fund	Consolidated organizations	Government enterprises		Total

Currency					%

Canadian dollar
Public issues
Fixed or variable rate bonds	3 897	1 280	320	5 497	96.0
Real return bonds	505	--	--	505	8.8
Private borrowings	100	--	--	100	1.8
Savings products	667	--	--	667	11.7
Immigrant Investor Program	430	--	--	430	7.5
Canada Pension Plan Investment Fund	6	--	--	6	0.1
Amount received (disbursed) under interest
rate and currency swap agreements	- 1 481	--	--	- 1 481	- 25.9

Sub-total	4 124	1 280	320	5 724	48.3

US dollar
Public issues	2 678	--	--	2 678	96.4
Private borrowings	73	--	28	101	3.6

Sub-total	2 751	--	28	2 779	23.4

Other currencies
Australian dollar	391	15	--	406	12.1
New Zealand dollar	242	--	--	242	7.2
Euro	2 091	--	--	2 091	62.3
Swiss franc	452	--	--	452	13.5
Mexican peso	164	--	--	164	4.9

Sub-total	3 340	15	--	3 355	28.3

Total	10 215	1 295	348	11 858	100.0

The following charts show the change in yield on 10-year bonds and Treasury bills in recent years.

CHART 2.1

CHART 2.2

CHART 2.3

Repayment of borrowings

The preliminary results show that the repayment of borrowings of the Consolidated Revenue Fund and consolidated organizations for fiscal 2005-2006 amounts to $6 858 million, $291 million more than forecast in the April 21, 2005 Budget Speech.

Repayment of borrowings of the Consolidated Revenue Fund

The preliminary results show that the repayment of borrowings of the Consolidated Revenue Fund amounts to $6 174 million in 2005-2006, $238 million more than forecast in the April 21, 2005 Budget Speech. This increase is due in particular to the higher-than-expected revenue of the sinking fund for government borrowings and higher-than-anticipated repayments of savings products.

Repayment of borrowings of consolidated organizations

The preliminary results show that the repayment of borrowings of consolidated organizations for fiscal 2005-2006 stands at $684 million, $53 million more than forecast in the last Budget.

Total government debt

The government’s total debt consists of the consolidated direct debt and the net retirement plans liability. The consolidated direct debt is the sum of the direct debt of the Consolidated Revenue Fund and the debt of consolidated organizations. The net retirement plans liability consists of the retirement plans liability minus the balance of the retirement plans sinking fund (RPSF), an asset that will eventually be used to pay the retirement benefits of public and parapublic sector employees.

The preliminary results show that the government’s consolidated direct debt amounts to $86 502 million as at March 31, 2006, or $75 254 million as direct debt of the Consolidated Revenue Fund and $11 248 million as debt of the consolidated organizations.

TABLE 2.9

TOTAL GOVERNMENT DEBT AS AT MARCH 31, 20061
(millions of dollars)

	Consolidated direct debt			Retirement plans

	Consolidated Revenue Fund	Consolidated organizations	Total	Retirement plans liability	Retirement plans sinking fund	Net retirement plans liability	Total debt

Debt as at March 31, 2006	75 254	11 248	86 502	56 793	- 22 546	34 247	120 749
Pre-financing	- 2 590	--	- 2 590	--	--	--	- 2 590

Total	72 664	11 248	83 912	56 793	- 22 546	34 247	118 159

[1]	Preliminary results.

As at March 31, 2006, the net retirement plans liability stands at $34 247 million.

Excluding pre-financing, the government’s total debt is $118 159 million as at March 31, 2006.

Structure of debt

As at March 31, 2006, the proportion of the government’s total debt in Canadian dollars amounts to 92.0% and the proportion in foreign currency, 8.0%.

TABLE 2.10

STRUCTURE OF THE TOTAL DEBT AS AT MARCH 31, 20061
(millions of dollars)

	Consolidated direct debt

Currency	Consolidated Revenue Fund	%	Consolidated organizations	Total	%	Net retirement plans liability	Total debt	%

Canadian dollar	65 557	87.1	11 248	76 805	88.8	34 247	111 052	92.0
US dollar	1 246	1.7	--	1 246	1.4	--	1 246	1.0
Yen	2 817	3.7	--	2 817	3.3	--	2 817	2.3
Swiss franc	5 634	7.5	--	5 634	6.5	--	5 634	4.7

Sub-total	75 254	100.0	11 248	86 502	100.0	34 247	120 749	100.0

Pre-financing	- 2 590		--	- 2 590		--	- 2 590

Total	72 664		11 248	83 912		34 247	118 159

Note:	The debt in foreign currency is expressed in Canadian equivalent based on the exchange rates in effect on March 15, 2006.

[1]	Preliminary results.

Retirement plans sinking fund

The retirement plans sinking fund (RPSF) was created in 1993. As indicated above, the RPSF constitutes a reserve that will eventually be used to pay the retirement benefits of public and parapublic sector employees. The assets of the RPSF are managed by the Caisse de dépôt et placement du Québec in accordance with the investment policy established by the Minister of Finance.

As at March 31, 2006, the value of the RPSF amounts to $22 546 million, $4 213 million more than the previous fiscal year. This increase is due to deposits of $3 billion made by the government in 2005-2006 and investment income estimated at $1 213 million.

TABLE 2.11

CHANGE IN THE RPSF, 1993-1994 TO 2005-2006
(millions of dollars)

	Balance, beginning of year		Deposits	Investment income	Balance, end of year

1993-1994	--		850	4	854
1994-1995	854		--	- 5	849
1995-1996	849		--	74	923
1996-1997	923		--	91	1 014
1997-1998	1 095	[1]	--	84	1 179
1998-1999	1 179		944	86	2 209
1999-2000	2 209		2 612	219	5 040
2000-2001	5 040		1 607	412	7 059
2001-2002	7 059		2 535	605	10 199
2002-2003	10 199		900	741	11 840
2003-2004	11 840		1 502	862	14 204
2004-2005	14 204		3 202	927	18 333
2005-2006	18 333		3 000	1 213	22 546

[1]	Following the reform of government accounting, an amount of $81 million was posted to net debt.

No impact on the total debt

The government issues bonds on financial markets in order to make deposits in the RPSF. However, the amounts deposited in the RPSF do not affect the government’s total debt.

Indeed, the total debt is the sum of the consolidated direct debt and the net retirement plans liability. The amount of borrowings contracted on financial markets to make deposits in the RPSF increases the direct debt. At the same time, however, these deposits reduce the net retirement plans liability by the same amount. Therefore, the net impact on the total debt is nil.

TABLE 2.12

ILLUSTRATION OF THE IMPACT ON THE GOVERNMENT’S TOTAL DEBT OF
BORROWING $1 BILLION ON FINANCIAL MARKETS AND DEPOSITING IT IN THE RPSF1
(millions of dollars)

		Before deposit	After deposit	Change

(A)	Consolidated direct debt	82 912	83 912	1 000
	Retirement plans liability	56 793	56 793	0
	Less: RPSF	21 546	22 546	1 000

(B)	Net retirement plans liability	35 247	34 247	- 1 000

(C)	Total debt (C = A + B)	118 159	118 159	0

[1]	Illustration based on the preliminary results as at March 31, 2006 excluding pre-financing.

Decrease in debt service

Deposits in the RPSF entail, however, a reduction in the government’s debt service. The rates of return on funds managed by the Caisse de dépôt et placement du Québec are generally higher than interest rates on Québec government bonds. Therefore, the income of the RPSF, which is applied against the government’s debt service, is usually higher than the additional interest charges that arise from new borrowings. This leads to a net decrease in the government’s debt service.

A flexible deposit policy

In December 1999, as part of an agreement concluded for the renewal of collective agreements with government employees, the government set the objective that the funds accumulated in the RPSF would be equal, in 2020, to 70% of its actuarial obligations in regard to the retirement plans of public and parapublic sector employees.

However, the government maintained all the flexibility needed to apply this policy. Deposits in the RPSF are made only when market conditions are favourable, particularly with respect to interest rates and market receptiveness to bond issues.

Results of deposits made to date

With a value of $22.5 billion as at March 31, 2006, the assets of the RPSF are now equal to over 38% of the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees.

Given the deposits and rates of return anticipated in the coming years, the capitalization target of 70% should be reached five years earlier than expected, i.e. on March 31, 2015, which is a major improvement over the target of 2020 agreed upon with the government employees in December 1999. Indeed, the government’s actuarial obligations should be capitalized by nearly 100% in 2020.

CHART 2.4

Long-term public sector debt

Long-term public sector debt includes the government’s total debt as well as the debt of the health and social services and education networks, Hydro-Québec, municipalities and other government enterprises. In some cases, this debt has served to finance public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

The preliminary results show that the public sector debt amounts to $185 556 million as at March 31, 2006.

TABLE 2.13

LONG-TERM PUBLIC SECTOR DEBT1
(millions of dollars)

As at March 31

	2002	2003	2004	2005	2006	[2]

Total government debt[3]	107 175	111 342	114 725	116 596	118 159
Health and social services and education networks	9 588	11 008	10 877	12 301	13 264
Hydro-Québec	37 893	35 639	34 348	33 032	32 284
Other government enterprises	3 906	3 955	3 575	3 726	3 569
Municipalities and municipal bodies[4]	16 777	16 530	17 212	17 053	18 280

Total	175 339	178 474	180 737	182 708	185 556

As a % of GDP	75.7	73.7	71.6	68.9	67.0

[1]	Including Treasury bills outstanding of the Consolidated Revenue Fund and the Financing Fund.

[2]	Preliminary results.

[3]	Consolidated direct debt and net retirement plans liability, excluding pre-financing.

[4]	Includes the long-term debt of the Société québécoise d'assainissement des eaux.

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Historical data and preliminary results

TABLE 2.14

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)

	2002-2003	2003-2004	2004-2005	2005-2006	[1]

Budgetary transactions of Consolidated
Revenue Fund
Own-source revenue before exceptional losses of SGF	40 748	42 278	44 381	45 476
Federal transfers[2]	8 932	9 370	9 229	9 972

Total revenue	49 680	51 648	53 610	55 448

Program spending	- 43 865	- 45 339	- 47 656	- 48 940
Debt service	- 6 583	- 6 655	- 6 853	- 6 849

Total expenditure	- 50 448	- 51 994	- 54 509	- 55 789

Net results of consolidated organizations	379	346	235	341

Consolidated budget balance before exceptional
losses of SGF	- 389	0	-664	0

Exceptional losses of SGF	- 339	- 358	--	--

Consolidated budget balance	- 728	- 358	- 664	0

Consolidated non-budgetary transactions
Investments, loans and advances	- 1 651	- 1 125	- 979	- 1 345
Capital expenditures	- 1 482	- 1 019	- 1 083	- 1 247
Retirement plans	2 007	2 219	2 134	2 174
Other accounts	217	- 1 183	174	- 218

Consolidated non-budgetary requirements	- 909	- 1 108	246	- 636

Consolidated net financial requirements	- 1 637	- 1 466	- 418	- 636

Consolidated financing transactions
Change in cash position	- 3 090	2 316	- 831	197
Change in direct debt	6 368	1 514	5 378	4 652
Retirement plans sinking fund	- 1 641	- 2 364	- 4 129	- 4 213

Total financing of consolidated transactions	1 637	1 466	418	636

[1]	Preliminary results.

[2]	Accrual accounting was implemented as of 2005-2006. Therefore, it is not appropriate to compare the level of revenue in 2005-2006, which is on an accrual basis, with that in 2004-2005, which is on a cash basis.

TABLE 2.15

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED REVENUE FUND
REVENUE BY SOURCE BEFORE THE EXCEPTIONAL LOSSES OF THE SGF
(millions of dollars)

	2002-2003	2003-2004	2004-2005	2005-2006	[1]

Own-source revenue
Income and property taxes
Personal income tax	15 597	15 715	16 324	16 605
Contributions to Health Services Fund	4 068	4 649	4 874	5 127
Corporate taxes	3 735	3 892	4 253	4 385

	23 400	24 256	25 451	26 117

Consumption taxes
Retail sales	8 051	8 658	9 241	9 753
Fuel	1 645	1 685	1 711	1 696
Tobacco	867	889	901	782
Alcoholic beverages	416	409	403	417

	10 979	11 641	12 256	12 648

Duties and permits
Motor vehicles	690	707	713	734
Natural resources	201	108	238	136
Other	197	206	209	194

	1 088	1 021	1 160	1 064

Miscellaneous
Sales of goods and services	440	399	371	375
Interest	321	317	355	402
Fines, forfeitures and recoveries	417	471	442	412

	1 178	1 187	1 168	1 189

Revenue from government enterprises before
exceptional losses of SGF
Société des alcools du Québec	540	571	546	667
Loto-Québec	1 353	1 393	1 511	1 531
Hydro-Québec	1 842	2 049	2 140	2 250
Other	368	160	149	10

	4 103	4 173	4 346	4 458

Total own-source revenue before exceptional losses of SGF	40 748	42 278	44 381	45 476

Federal transfers[4]
Equalization	5 315	4 065	5 221	4 798
Canada Health and Social Transfer	2 648	4 266	--	--
Health transfers	--	--	2 422	3 185
Transfers for post-secondary education and other social programs	--	--	926	1 034
Other programs	969	1 039	660	955

Total federal transfers	8 932	9 370	9 229	9 972

Total revenue before exceptional losses of SGF	49 680	51 648	53 610	55 448

[1]	Preliminary results.

[2]	In the 2004-2005 Budget, the revenue forecast for the Société des alcools du Québec was $601 million. The actual results are $546 million, and this decrease is due essentially to the employee strike in the second half of fiscal 2004-2005.

[3]	The exceptional gain of $265 million realized by Hydro-Québec in 2004-2005 on the sale of its interest in Noverco inc. was reclassified under “Other.”

[4]	Accrual accounting was implemented as of 2005-2006. Therefore, it is not appropriate to compare the level of revenue in 2005-2006, which is on an accrual basis, with that in 2004-2005, which is on a cash basis.

TABLE 2.16

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED REVENUE FUND
EXPENDITURE BY DEPARTMENT
(millions of dollars)

	2002-2003	2003-2004	2004-2005	2005-2006	[1]

Program spending
Assemblée nationale	94	97	96	100
Personnes désignées par l'Assemblée nationale	67	93	58	60
Affaires municipales et Régions	1 560	1 538	1 623	1 763
Agriculture, Pêcheries et Alimentation	640	661	661	656
Conseil du trésor et Administration gouvernementale	499	412	1 128	844
Conseil exécutif	167	195	241	226
Culture et Communications	490	512	524	534
Développement durable, Environnement et Parcs	209	223	208	189
Développement économique, Innovation et Exportation	890	534	544	660
Éducation, Loisir et Sport	11 166	11 573	11 769	12 138
Emploi et Solidarité sociale	4 167	4 195	4 110	4 057
Famille, Aînés et Condition féminine	1 290	1 464	1 522	1 623
Finances (excluding debt service)	101	89	96	96
Immigration et Communautés culturelles	152	130	120	100
Justice	564	597	632	623
Relations internationales	110	111	102	99
Ressources naturelles et Faune	434	418	363	408
Revenu	807	745	929	897
Santé et Services sociaux	17 872	19 026	20 063	20 812
Sécurité publique	868	932	941	931
Service gouvernementaux	42	38	40	92
Tourisme	143	146	144	159
Transports	1 465	1 545	1 668	1 811
Travail	68	65	74	62

Total program spending	43 865	45 339	47 656	48 940

Debt service
Direct debt service	3 935	3 913	4 067	4 108
Interest ascribed to retirement plans	2 648	2 742	2 786	2 741

Total debt service	6 583	6 655	6 853	6 849

Total expenditure	50 448	51 994	54 509	55 789

[1]	Preliminary results.

TABLE 2.17

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED NON-BUDGETARY TRANSACTIONS
(millions of dollars)

	2002-2003	2003-2004	2004-2005	2005-2006[1]

Investments, loans and advances
Consolidated Revenue Fund
Government enterprises
Shares and investments
Société générale de financement du Québec	- 200	--	--	--
Société Innovatech du Grand Montréal	- 50	--	80	29
Société Innovatech Québec et Chaudière-Appalaches	- 30	- 2	--	--
Société Innovatech Sud du Québec	- 11	--	- 1	- 2
Société Innovatech Régions ressources	- 8	- 9	- 2	--
Regional Economic Intervention Fund	--	--	--	- 59
Other	- 41	285	--	- 20

	- 340	274	77	- 52

Change in the equity value of investments	- 1 140	- 786	- 940	- 1 134

Total government enterprises	- 1 480	- 512	- 863	- 1 186
Individuals, corporations and others	- 45	19	69	- 128
Municipalities and municipal bodies	2	5	2	2

	- 1 523	- 488	- 792	- 1 312
Consolidated organizations	- 128	- 637	- 187	- 33

Total investments, loans and advances	- 1 651	- 1 125	- 979	- 1 345

Capital expenditures
Consolidated Revenue Fund
Net investments	- 200	- 159	- 178	- 329
Amortization	207	200	217	223

	7	41	39	- 106
Consolidated organizations	- 1 489	- 1 060	- 1 122	- 1 141

Total capital expenditures	- 1 482	- 1 019	- 1 083	- 1 247

[1]	Preliminary results.

TABLE 2.17 (CONT.)

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED NON-BUDGETARY TRANSACTIONS
(millions of dollars)

	2002-2003	2003-2004	2004-2005	2005-2006[1]

Retirement plans
Contributions by the government as employer
RREGOP and RRPE
Cost of credited service[2]	1 053	1 248	1 226	1 215
Amortization of actuarial loss	155	156	156	196
Other plans
Cost of credited service[2]	170	144	144	91
Amortization of actuarial loss	70	70	70	117
Cost of changes	3	--	--	--

Total government contribution	1 451	1 618	1 596	1 619

Contributions by independent employers	4	5	4	5
Participants’ contributions	76	146	98	127

Total contributions	80	151	102	132

Benefits, repayments and administrative expenses	- 2 913	- 3 154	- 3 278	- 3 531

Interest on actuarial obligation	3 389	3 604	3 714	3 954

Total retirement plans	2 007	2 219	2 134	2 174

Other accounts
Consolidated Revenue Fund	257	- 1 220	56	- 315
Consolidated organizations	- 40	37	118	97

Total other accounts	217	- 1 183	174	- 218

Total consolidated non-budgetary transactions	- 909	- 1 108	246	- 636

[1]	Preliminary results.

[2]	Actuarial value of retirement benefits credited during the fiscal year, calculated according to the actuarial projected benefit method prorated on service.

TABLE 2.18

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED FINANCING TRANSACTIONS
(millions of dollars)

	2002-2003	2003-2004	2004-2005	2005-2006[1]

Change in cash position
Consolidated Revenue Fund	- 2 978	2 284	- 814	72
Consolidated organizations	- 112	32	- 17	125

Total change in cash position	- 3 090	2 316	- 831	197

Change in direct debt
Consolidated Revenue Fund
New borrowings	8 862	5 030	10 216	10 215
Repayment of borrowings	- 3 884	- 4 798	- 5 811	- 6 174

	4 978	232	4 405	4 041

Consolidated organizations
New borrowings	2 568	2 516	2 188	1 295
Repayment of borrowings	- 1 178	- 1 234	- 1 215	- 684

	1 390	1 282	973	611

Total change in direct debt	6 368	1 514	5 378	4 652

Retirement plans sinking fund[2]	- 1 641	- 2 364	- 4 129	- 4 213

Total financing of consolidated transactions	1 637	1 466	418	636

[1]	Preliminary results.

[2]	This sinking fund receives amounts to be used to cover retirement benefits payable by the government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it and applied against the interest on the actuarial obligation to obtain the interest charge on the retirement plans.

TABLE 2.19

GOUVERNEMENT DU QUÉBEC
BORROWINGS FOR THE CONSOLIDATED REVENUE FUND IN 2005-2006

Amount in Canadian dollars[1]	Face value in foreign currency	Interest rate[2]	Date of issue	Date of maturity	Price to investor	Yield to investor[3]

(millions)%			$			%

100[4]	--	4.65[5]	May 18	2015-05-18	99.745	4.629
1 267	US$1 000	4.60	May 26	2015-05-26	99.913	4.611
523	--	5.00	June 3	2015-12-01	104.546	4.453
373	--	5.75	July 5	2036-12-01	114.148	4.866
258	AUS$284[6]	5.75	July 15	2015-07-15	99.438	5.825
437	--	5.00	August 25	2015-12-01	105.542	4.325
320	350 SF	2.25[5]	October 5	2015-10-05	100.085	2.228
133	AUS$150	5.75	October 6	2015-07-15	98.669	5.930
2 091	(euro)1 500	3.375[5]	October 20	2016-06-20	98.942	3.467
242	NZ$300	6.75	November 9	2015-11-09	99.570	6.810
61[4]	US$52[7]	5.40	November 17	2035-11-17	99.690	5.421
370	--	5.00	November 21	2015-12-01	104.031	4.496
132	150 SF	2.25[5]	November 29	2015-10-05	99.180	2.330
499	--	4.50	January 30	2016-12-01	99.757	4.528
12[4]	US$10	Various	January 30	Various	100.000	Various
164	1 500 pesos	8.27[8]	January 31	2016-01-19	100.000	8.390
495	--	4.50	February 7	2016-12-01	99.015	4.616
1 200	--	Variable[9]	February 21	2011-05-16	100.000	Various
1 411	US$1 250	5.00	March 1	2016-03-01	99.263	5.095
505[10]	--	Various	Various	Various	Various	Various
667[11]	--	Various	Various	Various	Various	Various
6[12]	--	Various	Various	Various	Various	Various
430[13]	--	Various	Various	Various	Various	Various
- 1 481[14]	Various	Various	Various	Various	Various	Various

10 215

Note:	The Québec government has credit agreements with various banks and financial institutions for a total of US$3 500 million. None of these credit agreements is being drawn upon.

[1]	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

[2]	Interest payable semi-annually except if another frequency is indicated in a note.

[3]	Yield to investor is determined on the basis of interest payable semi-annually.

[4]	Private borrowings.

[5]	Interest payable annually.

[6]	The original borrowing totalled AUS$300 million, or CAN$273 million. An amount of AUS$16 million (CAN$15 million) derived from this borrowing was advanced to the Financing Fund in order to be loaned to consolidated organizations.

[7]	The original borrowing totalled US$75 million, or CAN$89 million. An amount of US$23 million (CAN$28 million) derived from this borrowing was advanced to the Financing Fund in order to be loaned to government enterprises.

[8]	Interest payable every 182 days.

[9]	Interest payable quarterly.

[10]	Real return bonds. The principal and the interest rate of these bonds are adjusted according to the change in the Consumer Price Index in Canada.

[11]	Savings products issued by Épargne Placements Québec.

[12]	Borrowings from the Canada Pension Plan Investment Fund.

[13]	Immigrant Investor Program.

[14]	Amount received (disbursed) under interest rate and currency swap agreements.

TABLE 2.20

GOUVERNEMENT DU QUÉBEC
BORROWINGS FOR THE FINANCING FUND IN 2005-2006

Amount in Canadian dollars[1]	Face value in foreign currency	Interest rate[2]	Date of issue	Date of maturity	Price to investor	Yield to investor[3]

(millions)%			$			%

A. Borrowings for consolidated organizations
507	--	5.00	April 8	2015-12-01	101.513	4.816
15	AUS$16[4]	5.75	July 15	2015-07-15	99.438	5.825
91	--	5.00	August 25	2015-12-01	105.542	4.325
532	--	5.00	August 31	2015-12-01	106.430	4.220
150	--	5.00	November 21	2015-12-01	104.031	4.496

Sub-total 1 295

B. Borrowings for certain government enterprises
197	--	5.75	July 5	2036-12-01	114.148	4.866
123	--	5.35	October 7	2025-06-01	Various	Various
28	US$23[5]	5.40	November 17	2035-11-17	99.690	5.421

Sub-total 348

Total 1 643

[1]	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

[2]	Interest payable semi-annually except if another frequency is indicated in a note.

[3]	Yield to investor is determined on the basis of interest payable semi-annually.

[4]	Amount derived from a borrowing of AUS$300 million (CAN$273 million) contracted by the Consolidated Revenue Fund.

[5]	Amount derived from a borrowing of US$75 million (CAN$89 million) contracted by the Consolidated Revenue Fund.

TABLE 2.21

BORROWINGS BY FINANCEMENT-QUÉBEC IN 2005-2006

Amount in Canadian dollars	Face value in foreign currency	Interest rate[1]	Date of issue	Date of maturity	Price to investor	Yield to investor[2]

(millions)%			$			%

528	--	5.25	May 13	2011-12-01	105.623	4.257
400	--	Variable[3]	September 22	2010-12-01	100.000	Variable
200	--	Variable[3]	October 14	2015-10-14	100.000	Variable
501	--	4.25	January 23	2014-03-01	100.119	4.232
400	--	Variable[3]	February 10	2011-10-25	100.000	Variable

2 029

[1]	Interest payable semi-annually except if another frequency is indicated in a note.

[2]	Yield to investor is determined on the basis of interest payable semi-annually.

[3]	Interest payable quarterly.

TABLE 2.22

BORROWINGS BY HYDRO-QUÉBEC IN 20051

Amount in Canadian dollars[2]	Face value in foreign currency	Interest rate	Date of issue	Date of maturity	Price to investor	Yield to investor

(millions)%			$			%

3 855	Various	Various	Various	Various	Various	Various
- 635[3]	Various	Various	Various	Various	Various	Various

3 220

Note:	Hydro-Québec has credit agreements with various banks and financial institutions for a total of US$1 500 million. None of the credit agreements was being drawn upon as at December 31, 2005.

[1]	Borrowings contracted as at December 31, 2005.

[2]	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

[3]	Amount received (disbursed) under interest rate and currency swap agreements.

2006-2007 Budget	The Government’s Budgetary and Financial Position in 2005-2006 and Public Sector Debt

Section 2	APPENDIX

ADDITIONAL DATA ON THE RESULTS FOR FISCAL 2005-2006

Table 2.1.1:	Operations presented according to the format used in the government’s financial statements

[This page intentionally left blank.]

2006-2007 Budget	The Government’s Budgetary and Financial Position in 2005-2006 and Public Sector Debt

TABLE 2.1.1

ADDITIONAL DATA ON THE RESULTS FOR FISCAL 2005-2006
OPERATIONS PRESENTED ACCORDING TO THE FORMAT USED IN THE GOVERNMENT’S FINANCIAL STATEMENTS
(millions of dollars)

	Budget Speech 2005-2006

	Consolidated Revenue Fund	Consolidated organizations	Specified purpose accounts	Total	Adjustments	Preliminary results[1]

Revenue by source
Income and property taxes	26 024	536		26 560	63	26 623
Consumption taxes	12 761	178		12 939	- 122	12 817
Duties and permits	1 064	239		1 303	24	1 327
Miscellaneous	1 226	1 492	233	2 951	- 28	2 923
Revenue from government enterprises	4 453			4 453	5	4 458

Own-source revenue	45 528	2 445	233	48 206	- 58	48 148
Federal transfers	9 607	619	182	10 408	619	11 027

Total revenue	55 135	3 064	415	58 614	561	59 175
Expenditure by mission[2]
Health and Social Services	- 20 862	- 755	- 30	- 21 647	53	- 21 594
Education and Culture	- 12 836	- 49	- 68	- 12 953	15	- 12 938
Economy and Environment	- 5 720	- 757	- 88	- 6 565	144	- 6 421
Support for Individuals and Families	- 4 942	- 82	- 67	- 5 091	- 304	- 5 395
Administration and Justice	- 4 268	- 476	- 162	- 4 906	- 397	- 5 303
Anticipated lapsed and deferred appropriations	221			221	- 221

Program spending	- 48 407	- 2 119	- 415	- 50 941	- 710	- 51 651
Debt service	- 6 995	- 678		- 7 673	149	- 7 524

Total expenditure	- 55 402	- 2 797	- 415	- 58 614	- 561	- 59 175

Consolidated budget balance	- 267	267	0	0	0	0

[1]	Revenue and expenditure totals correspond to those given in the summary of consolidated budgetary and non-budgetary transactions presented in Appendix 3.1.

[2]	It should be noted that the Budget presents expenditures other than debt service by department, while the government’s financial statements report such expenditures by mission.